Exhibit 5

                        INVESTMENT ADVISORY AGREEMENT


     AGREEMENT, made as of this 15th day of June, 1995, among by and between Penn Capital Funds, Inc., a Pennsylvania corporation (the "Company"), and George M. Ruby, an individual ("Advisor").
     WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which offers shares of several diversified investment series, each having its own objective and policies; and
     WHEREAS, the Company desires to retain Advisor to render to that series of the Company known as the "Aggressive Growth Fund" investment advisory services relating to the assets of the Aggressive Growth
Fund, and Advisor is willing to render such services.
     NOW THEREFORE, this agreement
                                 WITNESSETH:
that in consideration of the premises and mutual promises hereinafter set forth and intending to be legally bound, the parties hereto agree as follows:
1. Appointment of Advisor. The Company hereby employs Advisor as investment adviser, on the terms and conditions set forth herein, for the assets of the Aggressive Growth Fund. Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.
2. Duties of Advisor. The Company employs Advisor to manage the investment and reinvestment of the Aggressive Growth Fund (the
"Advisor Portfolio"), to continuously review, supervise and administer the investment program for the Aggressive Growth Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Company with records concerning the activities of Advisor which the Company is required to maintain, and to render regular reports to the Company's officers and Board of Directors concerning the discharge of the foregoing responsibilities. Advisor shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Company, and in compliance with the objectives, policies and limitations set forth in the Aggressive Growth Fund's prospectus and applicable laws and regulations. Advisor agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
3. Securities Transactions. Advisor agrees that he will execute the purchases and sales of securities for the Aggressive Growth Fund through Penn Capital Financial Services, Inc., except as prescribed herein. Subject to policies established by the Board of Directors of the Company, Advisor may, upon agreement with management of the Company, also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available through the Broker, if Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or overall responsibilities of Advisor with respect to the Aggressive
Growth Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Advisor will promptly communicate to the officers and Directors of the Company such information relating to portfolio transactions as they may reasonably request.
4. Compensation of Advisor. For the services to be rendered by Advisor as provided in the Agreement, the Aggressive Growth Fund shall pay to Advisor at the end of the Company's fiscal quarters, an Advisory Fee equal to one quarter of an annual fee of 1% of the Aggressive Growth Fund's net assets as of the end of such fiscal quarter.
5. Reports. The Company and Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonable request.
6.   Status of Advisor.  The services of Advisor to the Aggressive
Growth Fund are not to be deemed exclusive, and Advisor shall be free to render similar services to others so long as its services to the Aggressive Growth Fund are not impaired thereby. Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Aggressive Growth Fund in any or otherwise be deemed an agent of the Company or the Aggressive Growth Fund.
7. Liability of Advisor. No provision of this Agreement shall be deemed to protect Advisor against any liability to the Company or its shareholders to which it might otherwise be subject by reasons of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.
8. Duration and Termination. This Agreement shall become effective on August 1, 1995, and shall continue in effect until July 31, 1997.
The Agreement shall continue after July 31, 1997, only so long as such continuance is approved at least annually by votes of the Company's
Board of Directors, including the votes of a majority of the Directors who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Aggressive
Growth Fund; in such event, such continuance shall be effected only if approved by the affirmation vote of a majority of the outstanding voting securities of the Aggressive Growth Fund.
     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Aggressive Growth Fund, on ninety
(90) days' written notice to Advisor in the event that a majority of the Board of Directors of the company determines that the Advisor has willfully violated Federal or any state securities laws, or the rules and regulations adopted thereunder or committed a violation of any other law which renders him unfit to act as the adviser for the Aggressive Growth Fund; (ii) this Agreement shall automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Advisor on ninety days' written notice to the Company. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.
     As used in this Section 8, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" shall have the respective meaning set forth in Section 2(a)(4),
Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of
1940.
9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
10. Notwithstanding the foregoing, should the Adviser become unfit to continue to act as the adviser to the Aggressive Growth Fund because of health reasons, the Advisor may appoint a replacement adviser to the Aggressive Growth Fund, subject to the approval of the Board of Directors of the Company and the shareholders of the Aggressive Growth Fund.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 15th day of June, 1995.



                              PENN CAPITAL FUNDS, INC.


                              By /s/ Christopher E. Beimel




                              GEORGE M. RUBY


                                /s/ George M. Ruby